Exhibit 10.45

PROMISSORY NOTE

$256,000.00	June 12th, 2023
St. Thomas, U.S. Virgin Islands

FOR VALUE RECEIVED, STDC HOLDINGS INCORPORATED, a U.S. Virgin Islands corporation having a mailing address of 650 I Red Hook Plaza, PMB 201-465, St. Thomas, VI 00802 (the “Borrower”), promises to pay to MERCHANTS COMMERCIAL BANK, a bank organized under the laws of the United States Virgin Islands and having offices at 4608 Tutu Park Mall, Suite I 00, St. Thomas, U.S. Virgin Islands 00802-1816 (the “Bank”) the principal sum of TWO HUNDRED FIFTY SIX THOUSAND AND 00/lO0THS DOLLARS ($256,000.00) in lawful money of the United States of America or so much thereof as shall have been advanced and remain outstanding, together with interest at the WSJ Prime Rate listed in the Wall Street Journal as an interest rate basis for bo1TOwings, as in effect from time to time plus Two Percent (2.00%) (together the “Interest Rate”) as provided in that certain Term Loan Agreement between the Bank and the Borrower, dated as of even date (the “Loan Agreement”). Capitalized terms used herein but not defined shall have the meanings set forth in the Loan Agreement.

The amount of the monthly payment may be adjusted by the Bank from time to time and at anytime in accordance with changes in the rate of interest shown in Sections 2.02 and 2.04 of the Loan Agreement. Payments of principal and interest shall be made monthly as provided in the Loan Agreement at the office of the Bank or at such other place as the holder may, from time to time, designate in writing.

This Promissory Note shall be payable in seventy one (7 I) consecutive monthly installments of principal and interest based on a ten (10)-year amortization schedule, each such installment payable by the fifth day of each calendar month, commencing July 5, 2023 and the final installment being due on May 5, 2029 in the amount of the full remaining outstanding principal balance due under Loan A in the Loan Agreement plus interest and other outstanding Obligations.

If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum Default Rate set forth in Section 3.04 of the Loan Agreement. Reference is hereby made to the Loan Agreement and the Loan Documents for rights and obligations of payment and prepayment, events of default, and the right of the Bank to accelerate the maturity hereof upon the occurrence of such events.

This Promissory Note may be prepaid at any time, and from time to time, in whole or in pai1, without any premium or penalty therefor; provided, however, that all such prepayments shall be applied first toward interest accrued on this Promissory Note, and then toward installments of principal due in the inverse order of their maturity.

This obligation shall become due and payable in its entirety in accordance with the provisions contained in the Loan Agreement. Presentment for payment, notice of dishonor and protest for nonpayment are expressly waived. The Borrower expressly waives trial by jury in any litigation involving or concerning this Promissory Note.

This Promissory Note replaces in its entirety that certain Promissory Note from Ham & Cheese Events, LLC cl/b/a Seas the Day Cha11ers USVI to the Bank, dated as of April 12, 2022.

BORROWER:

/s/ Scott Stawski
STDC HOLDINGS INCORPORATED
By:	Scott Stawski
Title:	President

Loan Originator: Rohit L. Khiani

Nationwide Mortgage Licensing System and Registry Identification Number: 681704

Mortgage Loan Origination Company: Merchants Commercial Bank

Nationwide Mortgage Licensing System and Registry Identification Number: 458297